SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

W. R. BERKLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2013

To The Stockholders of

W. R. BERKLEY CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 21, 2013 at 1:00 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the five nominees named in the accompanying proxy statement;
(2)	To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote;
(3)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and
(4)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Board of Directors has fixed the close of business on March 26, 2013 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites our stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On April 8, 2013, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 proxy statement and 2012 Annual Report and vote online.

Your attention is directed to the accompanying proxy statement. You are cordially invited to attend the Annual Meeting.

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by dating, signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

By Order of the Board of Directors,

IRA S. LEDERMAN

Senior Vice President,

General Counsel and Secretary

Dated: April 8, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013:

The Proxy Statement and the Company’s Annual Report for the year ended

December 31, 2012 are available free of charge on the website at

www.proxyvote.com.

W. R. BERKLEY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2013

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 21, 2013 at 1:00 p.m. and at any adjournment thereof. On April 8, 2013, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December 31, 2012.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. This proxy statement and the Annual Report also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Eugene G. Ballard and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the

Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered stockholders may elect to receive electronic proxy and Annual Report access or a paper notice of availability for future annual meetings by registering online at www.proxyvote.com. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” stockholders who wish to elect one of these options may also do so at www.proxyvote.com.

Who is entitled to vote?

Holders of our common stock at the close of business on March 26, 2013 are entitled to vote. We refer to March 26, 2013 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 21, 2013 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

Stockholders of record may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

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You may vote by using the Internet.    The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 20, 2013. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone.    The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 20, 2013. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do you need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on three items:

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the election of five directors nominated by the Board of Directors and named in the proxy statement to hold office, for four of the nominees (Messrs. W. Robert Berkley, Jr., Ronald E. Blaylock and Mark E. Brockbank and Ms. Mary C. Farrell), for a term of three years until the Annual Meeting of Stockholders in 2016 and, for the other nominee (Dr. George G. Daly), for a term of one year until the Annual Meeting of Stockholders in 2014, in each case until their respective successors are duly elected and qualified;

•

a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the five nominees for director;

•	vote AGAINST one or more of the nominees and vote FOR the remaining nominees; or

•	ABSTAIN from voting for the five nominees.

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee for director is not reelected?

If a nominee for director is not reelected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. The Company’s Corporate Governance Guidelines provide that, in the event that a director nominee is not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) the Company’s Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors shall act on the tendered resignation. Under the Guidelines, if the resignation is not accepted by the Board of Directors, the Board of Directors will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with the Company’s By-Laws.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the five named nominees.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay vote, you may, on a non-binding advisory basis:

•	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

•	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

•	ABSTAIN from voting on the resolution.

The approval of the resolution approving the compensation of the Company’s named executive officers, on a non-binding advisory basis, requires the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the say-on-pay proposal. Accordingly, it is important that you provide voting instructions to your bank or broker so that your shares may be voted in the say-on-pay proposal.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike with the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all five director nominees;

•	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all five director nominees, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own shares of our common stock and you do not vote by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail, then your shares will not be voted and will not count in deciding non-routine matters presented for stockholder consideration at the Annual Meeting.

If your shares of our common stock are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the proposal regarding say-on-pay are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the brokerage firm cannot vote the shares on that matter. These “broker non-votes” that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matters.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of W. R. Berkley Corporation common stock as of the close of business on March 26, 2013) and a valid form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies from stockholders for a fee estimated at $28,000, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by regular employees of the Company without additional compensation, as well as by Georgeson employees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of the Company’s common stock.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on March 26, 2013 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding and entitled to vote on that date was 136,028,287 shares of common stock. Each such share of common stock is entitled to one vote. At March 26, 2013, executive officers and directors of the Company owned or controlled approximately 21.0% of the outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” below.

Unless otherwise directed in the proxy, the persons named therein will vote “FOR” the election of the director nominees listed below, “FOR” the resolution approving the compensation of the Company’s named executive officers, on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. If a submitted proxy does not specify a vote for or against a proposal, it will be voted as described in the preceding sentence.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

PROPOSAL 1: ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of five directors expires. The Board of Directors intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of W. Robert Berkley, Jr., Ronald E. Blaylock, Mark E. Brockbank and Mary C. Farrell as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2016 and until their respective successors are duly elected and qualified, and for George G. Daly as director to hold office for a term of one year until the Annual Meeting of Stockholders in 2014 and until his successor is duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the five named nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting. Following each person’s biographical information, certain information is provided concerning the particular experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors (together with the qualities described in “Corporate Governance and Board Matters — Board Committees — Nominating and Corporate Governance Committee” below) to determine that each nominee or continuing director should serve as a director.

Nominees to Serve in Office Until 2016	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
W. Robert Berkley, Jr.(1)	2001 Age 40	President and Chief Operating Officer of the Company since November 2009 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. Mr. Berkley, Jr. served previously as Executive Vice President of the Company from August 2005 to November 2009, Senior Vice President — Specialty Operations of the Company from January 2003 to August 2005, Senior Vice President of the Company from January 2002 to January 2003, Vice President of the Company from May 2000 to January 2002, President of Berkley International, LLC from January 2001 to May 2002 and Executive Vice President of Berkley International, LLC from March 2000 to January 2001. He joined the Company in September 1997. From July 1995 to August 1997, Mr. Berkley, Jr. was employed in the Corporate Finance Department of Merrill Lynch Investment Company. Mr. Berkley, Jr. is the son of William R. Berkley.
Key Experience, Qualifications, Attributes or Skills:
Mr. Berkley, Jr. has been significantly involved with the Company for most of his career, including working initially at several of the Company’s operating subsidiaries. His substantial experience in all areas of the Company’s operations, as well as his prior service as Chairman of the Board of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics) and prior investment banking experience, enable him to bring to the Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.
Ronald E. Blaylock(2)(3)(4)	2001 Age 53	Founder and Managing Partner of GenNx360 Capital Partners, a private equity buy out firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also a director of CarMax, Inc. and Radio One, Inc.

Nominees to Serve in Office Until 2016	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
Key Experience, Qualifications, Attributes or Skills:
Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the Board of Directors. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other public company leadership and operational perspectives and experience to the Board of Directors.
Mark E. Brockbank(2)(5)	2001 Age 61	Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. Mr. Brockbank was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000.
Key Experience, Qualifications, Attributes or Skills:
Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London, provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. Mr. Brockbank also brings significant business acumen to the Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.
Mary C. Farrell(2)(5)	2006 Age 63	President of the Howard Gilman Foundation since September 2009 and consultant to the financial services industry since 2005. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.
Key Experience, Qualifications, Attributes or Skills:
Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. Ms. Farrell brings considerable financial expertise to the Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

Nominee to Serve in Office Until 2014	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
George G. Daly(2)(3)	1998 Age 72	Professor at McDonough School of Business, Georgetown University, where he served as Dean from 2005 to 2011. From 2002 to October 2005, Dr. Daly was Fingerhut Professor and Dean Emeritus, Stern School of Business, New York University, and previously was Dean, Stern School of Business, and Dean Richard R. West Professor of Business, New York University, for more than five years. In addition to his academic career, Dr. Daly served as Chief Economist at the U.S. Office of Energy Research and Development in 1974. He is also a director of The First Marblehead Corporation.
Key Experience, Qualifications, Attributes or Skills:
Dr. Daly has strong leadership skills, valuable business acumen and insights on strategy and operations and has served as Dean of two of the country’s leading business schools. In addition, Dr. Daly’s years of service on the Company’s Board of Directors afford him extensive knowledge of the Company’s business, operations and culture, and his academic background provides the Board of Directors with a different perspective.

Directors to Continue in Office Until 2015	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
William R. Berkley(1)	1967 Age 67	Chairman of the Board and Chief Executive Officer of the Company since its formation in 1967. He also served as President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. Mr. Berkley also served as a director of The First Marblehead Corporation (until June 2012). Mr. Berkley is the father of W. Robert Berkley, Jr.

Directors to Continue in Office Until 2015	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
Key Experience, Qualifications, Attributes or Skills:
The founder, Chairman of the Board and Chief Executive Officer of Company, Mr. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. Mr. Berkley provides the Company strategic leadership, bringing to the Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. Mr. Berkley has significant investment related experience, including oversight and management, since prior to his founding of the Company. Mr. Berkley’s service as both Chairman of the Board and Chief Executive Officer of the Company creates a vital link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, Mr. Berkley’s service on the Board of Directors provides the Company with effective, ethical and responsible leadership.
Christopher L. Augostini(2)(5)	2012 Age 48	Senior Vice President and Chief Operating Officer of Georgetown University, where he has served in various positions, including as Chief Financial Officer, since joining Georgetown University in 2000. Previously, from 1995 to 2000, Mr. Augostini worked for New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director. In the late 1980s and early 1990s, Mr. Augostini served as an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system.
Key Experience, Qualifications, Attributes or Skills:
Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

Directors to Continue in Office Until 2014	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information
Jack H. Nusbaum(1)(4)	1967 Age 72	Senior Partner in the New York law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years and had been Chairman of the firm from 1987 through 2009. Willkie Farr & Gallagher LLP is outside counsel to the Company. Mr. Nusbaum is also a director of Cowen Group, Inc.
Key Experience, Qualifications, Attributes or Skills:
Mr. Nusbaum brings leadership, extensive legal, regulatory, financial and other broad-based business experience to the Board of Directors. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.
Mark L. Shapiro(1)(2)(3)(4)	1974 Age 69	Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is also a director of Boardwalk Pipeline Partners, LP.
Key Experience, Qualifications, Attributes or Skills:
Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, Mr. Shapiro brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. In addition, Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973 and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

(1)	Member of Executive Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Audit Committee

(4)	Member of Business Ethics Committee

(5)	Member of Compensation Committee

EXECUTIVE OFFICERS

The following provides the name, principal occupation and other pertinent information concerning the executive officers of the Company who do not also serve as a director. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 8, 2013.

Name	Age	Position

Eugene G. Ballard	60	Senior Vice President — Chief Financial Officer

Ira S. Lederman	59	Senior Vice President — General Counsel and Secretary

James G. Shiel	53	Senior Vice President — Investments

Eugene G. Ballard has been Senior Vice President — Chief Financial Officer of the Company since June 1999. He was Treasurer of the Company from June 1999 to May 2009. He has more than 20 years of experience in the insurance industry.

Ira S. Lederman has been Senior Vice President since January 1997 and General Counsel and Corporate Secretary of the Company since November 2001. Additionally, he has been General Counsel of Berkley International, LLC since January 1998. He joined the Company in 1983.

James G. Shiel has been Senior Vice President — Investments of the Company since January 1997. Prior thereto, he was Vice President — Investments of the Company from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things, (1) director qualification (including independence) standards, (2) director responsibilities, (3) director access to management and, as necessary and appropriate, independent advisors, (4) director compensation, (5) director orientation and continuing education, (6) director election procedures, (7) management succession, and (8) annual performance evaluation of the Board of Directors.

The Board of Directors has standing committees including: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter. Our Corporate Governance Guidelines and the charters for each of these standing committees are available on our website at www.wrberkley.com.

The Board of Directors is currently composed of nine directors, all of whom, other than Messrs. William R. Berkley and W. Robert Berkley, Jr., have been determined by the Board of Directors to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board of Directors considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with William R. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the New York law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Berkley, and his personal relationship with Mr. Berkley over such time.

The Board of Directors determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie as a percentage of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Berkley and the Company. The Board of Directors also noted that Mr. Nusbaum did not have any transaction or other relationship that violated the specific independence tests described in Section 303A.02(b) of the NYSE rules.

The Board of Directors held seven meetings during 2012. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees on which he or she served. Last year, six of the directors attended the Company’s Annual Meeting.

Board Committees

Audit Committee.    The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements. The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

The Audit Committee was composed of Messrs. Shapiro, Blaylock and Daly during 2012. Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the NYSE. Mr. Shapiro is the current Chair of the Audit Committee. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC. During 2012, the Audit Committee held nine meetings.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013 and is recommending that our stockholders ratify this appointment at our Annual Meeting. The report of our Audit Committee is found on page 56 of this proxy statement.

Compensation Committee.    The Compensation Committee has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

During 2012, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank and Hawes, Jr. until Mr. Hawes, Jr.’s retirement in May 2012. For the remainder of 2012, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank and Augostini. Each member of the Compensation Committee is independent under the rules of the NYSE. Ms. Farrell is the current Chair of the Committee. During 2012, the Compensation Committee held six meetings. The report of our Compensation Committee on executive compensation is found on page 42 of this proxy statement.

During 2012, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

•	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation or benefit programs, if desired/needed; and

•	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

The Compensation Committee has assessed the independence of Meridian pursuant to SEC regulations, considering various factors, including the six factors mandated by the SEC rules, and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee was formed to assist the Board of Directors in (1) identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors), (2) recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors, (3) overseeing the evaluation of the Board of Directors and management, (4) reviewing the corporate governance guidelines and the corporate code of ethics, and (5) generally advising the Board of Directors on corporate governance and related matters. Our Corporate Governance Guidelines address director qualification standards.

The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” below.

The Company’s Corporate Governance Guidelines set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of directors of other public companies. The Guidelines further state that directors should: (1) bring to the Company a range of experience, knowledge and judgment; (2) have relevant business or other appropriate experience; (3) maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and (4) demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning. In identifying and recommending director nominees, the Committee members may take into account such factors as they determine appropriate. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. The Committee seeks directors with experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

During 2012, the Nominating and Corporate Governance Committee was composed of Messrs. Blaylock, Brockbank, Daly, Hawes, Jr. (until his retirement in May 2012), Shapiro and Augostini (beginning May 2012), and Ms. Farrell, all of whom are considered independent under the rules of the NYSE. The Nominating and Corporate Governance Committee held two meetings during 2012.

Other Standing Committees.    During 2012, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings. During 2012, the Executive Committee was composed of Messrs. Berkley, Berkley, Jr., Nusbaum and Shapiro. The Executive Committee held one meeting in 2012.

The Business Ethics Committee, which during 2012 was composed of Messrs. Blaylock, Nusbaum and Shapiro, administers the Company-wide business ethics program. The Business Ethics Committee reviews certain transactions with management and certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action. During 2012, the Business Ethics Committee held one meeting.

Additional Information Regarding the Board of Directors

Board Leadership Structure.    The Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer of the Company, as reflected in the Company’s By-Laws. The Board of Directors does not believe that the separation of the positions is necessary or desirable in the Company’s present circumstances. The Board of Directors believes that current leadership of the Company has been effective in overseeing stockholders’ long-term interests.

Mr. Berkley founded the Company in 1967 and has been its Chairman of the Board and Chief Executive Officer since that time, a period of more than forty-five years. Under Mr. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property and casualty insurance companies, and the Board of Directors believes that the Company’s current leadership structure has served this function well. Given Mr. Berkley’s extensive knowledge of the Company and its operations, employees and culture, his significant ownership stake and the strategic leadership that he brings to the Board of Directors, as well as his active involvement in the Company’s day-to-day business, the Board of Directors believes that it is appropriate that Mr. Berkley serve as both Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors regularly reviews and considers the Board’s leadership structure.

The Board of Directors does not have a lead director. The Board of Directors believes that its current leadership structure has historically served the Company well and continues to do so, by facilitating communication between the Board of Directors and senior management of the Company as well as Board of Directors oversight of the Company’s business and affairs. However, as described in “— Communications with Non-Management Directors; Executive Sessions” below, the Board of Directors’ independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee, a process that, the Board of Directors believes, provides different directors the opportunity to guide the Board of Directors’ agenda and facilitates collegiality among Board of Directors members.

Board Role in Risk Oversight.    Managing risk is a critical element of any property casualty insurance business, such as the Company. The Board of Directors believes that risk oversight is a responsibility of the entire Board of Directors, and it does not look to any individual director or committee to lead it in discharging this responsibility. Risk management is one of the core responsibilities of the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, investment, reputational, legal and regulatory risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet of the Company, with the concept of achieving appropriate risk-adjusted returns in our business a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise from day to day in their various operational areas. In recognition of the critical nature of risk management, in 2009 the Company created a new senior position, Senior Vice President — Enterprise Risk Management, reporting directly to the Chairman and Chief Executive Officer, which is responsible for enterprise risk management. The Senior Vice President — Enterprise Risk Management also reports to the Board of Directors regarding the Company’s risk management. The Company also has a risk management committee, which is composed of the Chief Operating Officer, Senior Vice President — Enterprise Risk Management, Senior Vice President — Investments, Senior Vice President — Chief Financial Officer and Senior Vice President — General Counsel. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank, Hawes, Jr. (until May 2012) and Augostini (beginning May 2012). No member of the Compensation Committee was, during 2012, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2012.

Code of Ethics

We have had a Code of Ethics and Business Conduct in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, on our website.

Communications with Non-Management Directors; Executive Sessions

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel. Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of such communications upon the request of the addressed director.

In accordance with applicable NYSE rules, the Company’s independent directors meet regularly in executive session. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of March 26, 2013 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
William R. Berkley	25,733,756	(1)	18.9%
475 Steamboat Road Greenwich, CT 06830
Eagle Capital Management, LLC	10,876,236	(2)	8.0%
499 Park Avenue, 17th Floor New York, NY 10022
BlackRock, Inc.	7,264,370	(3)	5.3%
40 East 52nd Street New York, NY 10022

(1)	Includes 5,429,572 shares of common stock held by Mr. Berkley, 8,913,016 shares of common stock and 8,724,542 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 530,410 shares of common stock held by a certain trust of which Mr. Berkley is the sole trustee, 260,000 shares of common stock held by a trust of which Mr. Berkley acts as the investment advisor, 1,815,663 shares of common stock underlying restricted stock units (“RSUs”) (1,265,663 of which have vested (the receipt of which has been deferred), 300,000 of which vest on March 2, 2015 and 250,000 of which vest on August 7, 2017), and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership.

(2)	Information as of December 31, 2012 based on a Schedule 13G, dated February 14, 2013, filed with the Securities and Exchange Commission on behalf of Eagle Capital Management, LLC. The Schedule 13G discloses that Eagle Capital Management, LLC had sole voting power as to 9,263,905 shares and sole dispositive power as to all 10,876,236 shares.

(3)	Information as of December 31, 2012 based on a Schedule 13G/A, dated February 4, 2013, filed with the Securities and Exchange Commission on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power and sole dispositive power as to all 7,264,370 shares.

The following table sets forth information as of March 26, 2013 regarding ownership by all directors, director nominees and executive officers of the Company, as a group, and each director and director nominee and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
All directors and executive officers as a group (12 persons)	28,580,082	(1)(2)(3)	21.0%
William R. Berkley	25,733,756	(1)(2)	18.9%
W. Robert Berkley, Jr.	1,215,264	(2)(4)	*
Christopher L. Augostini	3,000		*
Eugene G. Ballard	253,331	(2)	*
Ronald E. Blaylock	14,285		*
Mark E. Brockbank	617,606	(5)	*
George G. Daly	29,825		*
Mary C. Farrell	18,000		*
Ira S. Lederman	311,566	(2)(6)	*
Jack H. Nusbaum	77,827		*
Mark L. Shapiro	36,833	(7)	*
James G. Shiel	268,789	(2)	*

*	Less than 1%.

(1)	Includes 8,913,016 shares of common stock and 8,724,542 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 530,410 shares of common stock held by a certain trust of which Mr. Berkley is the sole trustee, 260,000 shares of common stock held by a trust of which Mr. Berkley acts as the investment advisor and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 25,733,756 shares, 14,848,587 shares are pledged as security.

(2)	The amounts shown for Messrs. Berkley, Berkley, Jr., Ballard, Lederman and Shiel include shares of common stock underlying RSUs in the following share amounts for each individual:

Name	Vested RSUs (Receipt Deferred)	Unvested RSUs
William R. Berkley	1,265,663	550,000
W. Robert Berkley, Jr.	292,519	285,000
Eugene G. Ballard	103,095	47,500
Ira S. Lederman	103,095	47,500
James G. Shiel	90,258	47,500

The unvested RSUs for the named individuals are scheduled to vest as follows:

Name	Vesting on March 2, 2015	Vesting on August 7, 2017
William R. Berkley	300,000	250,000
W. Robert Berkley, Jr.	150,000	135,000
Eugene G. Ballard	25,000	22,500
Ira S. Lederman	25,000	22,500
James G. Shiel	25,000	22,500

(3)	The amounts shown for all directors and executive officers as a group include an aggregate of 977,500 shares of common stock underlying RSUs, which are subject to forfeiture until vested. Of the 28,580,082 shares, 14,848,587 shares are owned by Mr. Berkley and pledged as security.

(4)	Includes 260,000 shares of common stock held by a trust of which Mr. Berkley, Jr. is the trustee.

(5)	Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank.

(6)	Includes 124,677 shares held in trusts.

(7)	Includes 30,333 shares held in a trust.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities (5% in the State of Alabama) without obtaining prior regulatory approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

As described above, the Company has adopted both a Code of Ethics and Business Conduct that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

In November 2012, InsurBanc, a federal savings association that was 83% indirectly owned by the Company, entered into an agreement to sell substantially all of its assets to Connecticut Community Bank, NA (“CCBank”), a national banking association indirectly controlled by William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer. Mr. Berkley serves as Chairman of the Board of Associated Community Bancorp, Inc. (“ACBancorp”), CCBank’s sole shareholder, and currently owns approximately 75.5% of ACBancorp. W. Robert Berkley, Jr., the Company’s President and Chief Operating Officer, owns approximately 0.5% of ACBancorp and is a director of ACBancorp and CCBank.

The Company had formed InsurBanc in 2001 to serve the banking needs of independent insurance agents. As a result of InsurBanc’s formation, the Company became a grandfathered thrift holding company subject to only limited oversight by the Office of Thrift Supervision. However, with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act in 2010, the Federal Reserve Bank assumed regulatory authority from the Office of Thrift Supervision and the Company became a “savings and loan holding company” subject to significantly enhanced regulation. As a savings and loan holding company, the Company would have become subject to certain prior notification requirements and restrictions on dividends, stock repurchases, distributions, transactions with affiliates and compensation plans and additional requirements related to its shareholders, management reporting and capital adequacy. Accordingly, the Board of Directors concluded that, given the de minimis nature of the banking operations of InsurBanc to the Company and the adverse consequences of these enhanced restrictions, the Company should divest its banking operations so that it could deregister as a savings and loan holding company as soon as possible.

The Company’s independent directors considered the feasibility of alternative transactions to eliminate its control of InsurBanc and deregister the Company as a savings and loan holding company. Based in part on advice from financial advisors, the independent directors concluded that the best alternative was likely through a transaction with ACBancorp and CCBank. To consider and negotiate a transaction with ACBancorp and CCBank, the Board of Directors formed a special committee of independent directors consisting of Ms. Mary C. Farrell and Messrs. Ronald E. Blaylock and Mark L. Shapiro, which was advised by independent legal counsel. Messrs. William R. Berkley and W. Robert Berkley, Jr. each recused themselves from voting at Company Board of Directors meetings relating to the transaction. In unanimously approving the transaction, the special committee took into consideration the pressing need for the Company to divest itself of its banking operations as soon as possible and the fairness opinion rendered by financial advisors. In addition, in approving the transaction, the special committee considered the importance to the Company of maintaining its good relationship with an association of insurance agents and brokers, which was the largest minority shareholder in Peyton Street Financial Services Corporation, the direct owner of InsurBanc (“Peyton Street”), and which also supported the transaction. The independent directors of Peyton Street also unanimously approved the transaction.

Pursuant to the transaction, which closed on April 1, 2013, the Company became the sole beneficial owner of approximately $15.5 million in cash and securities that it expects to realize upon the liquidation of Peyton Street. The Company also received 493,051 preferred shares of ACBancorp. The Company has the right, at any time prior to the third anniversary of the closing of the transaction, to cause Mr. Berkley to purchase its ACBancorp shares for an amount equal to approximately $1.5 million. The Company’s aggregate investment in InsurBanc prior to the closing of the transaction was approximately $22 million. As a result of the transaction, the Company is in the final process of deregistering as a savings and loan holding company; once this process is completed, it will no longer be subject to oversight by the Federal Reserve Bank.

Separately, during 2012, the Company continued to engage the services of Associated Community Brokers, Inc. (“ACBrokers”), an insurance agency owned by ACBancorp. As noted above, William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of Directors and is the majority stockholder of ACBancorp, and W. Robert Berkley, Jr., the Company’s President and Chief Operating Officer, is a minority stockholder and a director of ACBancorp. During 2012, ACBrokers received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $1,118,235 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries, and received a fee of $152,850 from the Company for services rendered in connection with the administration of the Company’s medical benefits program. In addition, ACBrokers may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2012, two of the Company’s non-officer employees performed services for Interlaken Capital, Inc., a company substantially owned and controlled by William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer. Interlaken separately compensates those Company employees for providing such services.

The above transactions with ACBrokers and Interlaken Capital have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

Jack H. Nusbaum, a director of the Company, is a Senior Partner of Willkie, outside counsel to the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about the Company’s compensation policies, objectives and decisions regarding the Company’s named executive officers (“NEOs”) and to put into perspective for investors the amounts disclosed in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables. The following topics are covered in this analysis:

•	Executive summary;

•	Objectives of the executive compensation program;

•	Design of the executive compensation program, including the role and rationale for each element;

•	Use of market and peer group data;

•	Executive compensation decisions during the last year;

•	Severance and change of control benefits; and

•	Other policies and considerations.

The CD&A and the tables that follow cover the compensation paid to the following five NEOs:

•	The principal executive officer: William R. Berkley, Chairman of the Board and Chief Executive Officer (“CEO” or “Mr. Berkley”);

•	The principal financial officer: Eugene G. Ballard, Senior Vice President — Chief Financial Officer; and

The three other highest-paid executive officers:

•	W. Robert Berkley, Jr., President and Chief Operating Officer (“COO” or “Mr. Berkley, Jr.”);

•	Ira S. Lederman, Senior Vice President — General Counsel and Secretary; and

•	James G. Shiel, Senior Vice President — Investments.

Executive Summary

Program Overview.    The Company’s executive compensation programs have been customized to incentivize our NEOs. We believe that our compensation programs create a strong competitive advantage in the market for retaining key talent. We also believe that this customized structure aligns with long-term stockholder value creation better than most traditional executive compensation programs, through the following features:

•

We use longer vesting and performance periods for our long-term incentive programs than is typical at many competitors. We generally grant awards with a five-year performance or cliff vesting period through two long-term incentive vehicles, cash-settled performance units under our long-term incentive plan (“LTIP”) and restricted stock units (“RSUs”). Grants of each type of award are generally made every other year; either RSUs or LTIP units, but generally not both, may be granted in a given calendar year. We balance award values equally between these two vehicles and believe that this combination gives our executives a long-term perspective on performance as well as meaningful alignment with our stockholders, in the following ways:

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Settlement of RSUs is mandatorily deferred after vesting until a recipient retires or otherwise separates from the Company. As a result of this mandatory deferral feature, our NEOs’ actual stock ownership holdings (more than 26 times base salary on average) are well in excess of the levels typically required by executive stock ownership guidelines. This average excludes our CEO, who owns approximately 19% of the Company’s outstanding common stock, including pledged shares, and who has not sold a share of stock in more than thirty years (other than in connection with cashless exercises of stock options, or to cover taxes on vested RSUs from time to time).

•

We believe, and industry research has shown, that growing book value per share, as our LTIP requires, is one of the most important keys to growing stockholder value. The level of performance required to earn the maximum possible award – a hurdle rate that has historically been set at 15% growth annually over the five-year period – represents both a significant stretch over long-run growth rates in the industry, and significant growth in the intrinsic value of a stockholder’s investment in the Company’s stock.

•

In each case, the performance cycles (for the LTIP), and time until settlement (for the RSUs), are significantly longer than the time frames used in most traditional long-term plans. Our executives are thus incentivized to take a truly long-term perspective on performance, which is particularly critical for a property casualty insurance company where the ultimate profitability of business written may not be known for many years.

•	Our annual cash incentive program is not formulaic; in this respect it is intended to complement the long-term incentive programs. We believe that it is critical to have the flexibility to be able to respond to changing market conditions within our industry. A formula-based incentive could drive counterproductive behaviors, such as making decisions designed or intended to maximize payouts under the formula, rather than making the right decision within the relevant business context, and raise concerns from a risk management perspective, particularly in our industry where our ultimate paid losses may not be determined for years. The Compensation Committee holds the NEOs accountable for the absolute and relative performance of the Company, and provides appropriate payments based on its assessment of that performance (with particular attention given to return on equity, or “ROE”), within the constraints of the annual cash incentive program approved by stockholders. The Compensation Committee has given primary emphasis to ROE because that performance measure addresses the crucial question of whether the Company is economically profitable (i.e., earning a return in excess of its long-term cost of capital, through both its underwriting performance and investment management performance).

•	A significant portion of our compensation package is directly linked to performance and stockholder value as illustrated below for the CEO:

Compensation values reflected in the above illustration are based on 2012 base salary, the annual cash incentive award payout for 2012, 50% of the potential maximum value of the LTIP amount for the 2008-2012 performance period, and 50% of the grant-date value of the 2012 RSU grant. Only 50% of the values for the LTIP amount and RSU award were included in order to adjust properly for the Company’s current every-other-year grant practice. As described below, the actual earned value of the LTIP for the 2008-2012 performance period was $5,716,800, or approximately 57% of the potential maximum value.

In addition, our executive compensation program reflects other good corporate governance practices, including:

•	None of our NEOs has an employment agreement with the Company;

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None of our NEOs has an individually negotiated severance agreement or is entitled to any cash severance in the event of termination from the Company, except pursuant to the general terms of our executive compensation plans and the CEO’s Supplemental Benefits Agreement, as described below;

•	A clawback policy; and

•	Prohibitions on hedging in Company stock and restrictions on pledging share holdings by NEOs.

In addition, in 2013, the Company introduced stock ownership guidelines covering the NEOs. The Compensation Committee introduced these guidelines because it strongly believes in having meaningful alignment between senior executives and other stockholders, and that this alignment would best be formalized by policy (notwithstanding the fact that our current NEOs already have significant share holdings). These guidelines require covered executives to hold Company stock in the following amounts:

•	CEO: 10 times base salary

•	COO: 5 times base salary

•	Other NEOs: 3 times base salary

As of December 31, 2012, all of our NEOs held stock well in excess of the amounts specified under the new guidelines, as noted in the following table:

Name	Ownership Guideline	Ownership Guideline (Shares)(1)	Eligible Shares Owned(2)	Eligible Shares Owned (Percentage of Ownership Guideline)(2)
Mr. Berkley	10x base salary	265,000	10,885,169	4,108%
Mr. Berkley, Jr.	5x base salary	113,000	1,215,264	1,075%
Mr. Ballard	3x base salary	47,000	253,331	539%
Mr. Lederman	3x base salary	47,000	311,566	663%
Mr. Shiel	3x base salary	47,000	268,789	572%

(1)	Based on the December 31, 2012 closing stock price of $37.74 as reported by the NYSE.

(2)	Based on shares that are owned by the executive, shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust, shares underlying unvested or vested and deferred RSUs, and other unvested or vested and deferred equity awards denominated in common stock, less any pledged shares.

2012 Financial Overview. The insurance underwriting cycle continued to show improvement in 2012, and the Company performed well, notwithstanding another year of severe natural catastrophe activity, due in part to the personal and extraordinary commitment and leadership of the CEO and COO and the various risk mitigation strategies adopted by senior management. A summary of the Company’s operating performance in 2012 is as follows (peer data, where referenced, is based on the peer group used for compensation market data in 2012, as described on page 36):

•	Our 2012 total shareholder return (“TSR”), defined as the change in the Company’s stock price plus reinvestment of dividends, was 14%;

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Our combined ratio (reflecting our underwriting profitability) was 97.2%, where a value of less than 100% indicates an underwriting profit. This result exceeded industry performance by an estimated 9.0 points, which is both a significant margin of outperformance, and an improvement over the Company’s 2011 performance of 98.5%;

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Book value per share increased by 10.1% over 2011, to $31.66, even after payment of the special cash dividend in December 2012; our 2012 total value creation (book value per share plus dividends and unrealized gains and losses) was 15.2%;

•	Unrealized investment gains after tax were $518 million at the end of the year, a 20.3% increase over end of 2011 levels;

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ROE based on net income was 12.9%, which represents the 62nd percentile of performance compared to our peer companies (the average ROE at our peer companies was 12.1%), and a 20% improvement over our 2011 performance. ROE based on pre-tax income was 17.8%, which represents the 76th percentile of performance compared to our peer companies;

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Operating income per share (a non-GAAP financial measure defined as GAAP net income of $510.6 million in 2012 less net investment gains of $136.8 million in 2012, divided by the number of weighted-average diluted shares outstanding) increased by 23% over 2011 (to $2.61), while net income per share increased by 32% (to $3.56). Our catastrophe-related losses (net of reinsurance recoveries and reinstatement premiums) were $80.2 million pre-tax, or 1.7 loss ratio points, in 2012, versus 8.9 loss ratio points for our peer companies; and

•	Net investment income, including income from investment funds, was $587 million, up 11.5% from the prior year.

The Company’s CEO and COO annual cash incentive compensation awards increased by approximately 10% and 14%, respectively, over 2011 award values. The other NEOs also received increases of approximately 14% over 2011 award values, reflecting their strong contribution to our above-market relative performance. The Compensation Committee views these increases as conservative relative to the Company’s more than 30% increase in net income per share compared to 2011.

However, a one-year performance snapshot does not adequately capture the long-term perspective that governs how the Company is managed. A summary of our longer-term performance is as follows:

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Annualized TSR was 6.4% over the past five years and 13.6% over the past ten years, compared to the S&P 500 Index, which returned results of 1.7% and 7.1% over the same time periods. These results were better than those attained by more than 50% of our peer companies over five years, and by more than 90% of them over ten years. And they were better than those attained by more than 70% of a set of 34 property casualty insurance companies (as defined by Global Industry Classification Standard (GICS) code) in the Russell 3000, each with ten years of stock price history, over either time period;

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Over the past five years, our annualized book value per share growth was 10%, which exceeded the peer median book value per share growth of 9%. Our total value creation was 12%. Over the past ten years, our annualized book value per share growth and total value creation were 16% and 17%, respectively, ahead of more than 85% of our peer companies in each case;

•	ROE based on net income averaged 10.9% over the past five years; pre-tax ROE averaged 14.1% over the past five years; and

•	The Company’s 5-year volatility of earnings was lower than nearly 90% of our peer companies.

The charts below show the Company’s performance on certain key metrics over the last 1-, 3-, 5- and 10-year periods:

The chart below shows the relative price performance of the Company’s stock, compared to the S&P 500, since 1985:

Objectives of the Executive Compensation Program

Our executive compensation program is designed to:

•	Attract qualified executive talent;

•	Motivate executives to focus on and work toward corporate goals and appropriately manage risk, thereby fostering enhanced short-term and long-term financial performance and greater stockholder value;

•	Provide an opportunity for executives to develop a significant ownership stake in the Company and thus align their interests with those of the Company’s stockholders;

•	Encourage executive retention; and

•	Reward executives who contribute to the Company’s short-term and long-term success through demonstrated and sustained performance.

Summary of Say-on-Pay Advisory Vote

In 2012, stockholders had the opportunity to cast a non-binding advisory vote on 2011 NEO compensation and the executive compensation program in place at the Company (the “say-on-pay” vote). A significant majority — approximately 90% — of the votes cast were voted in favor of our 2011 executive compensation programs. Based on this positive feedback and discussions with significant stockholders, and on its confidence that the program design in place at the Company continues to support the long-term alignment of executive pay and Company performance and reflects other good corporate governance practices, the Compensation Committee did not materially change the 2012 executive compensation program. However, as discussed above, the Compensation Committee did approve stock ownership guidelines and implemented restrictions on pledging share holdings for our NEOs because the Compensation Committee believes that such guidelines are a key vehicle for further aligning the interests of our NEOs and the Company’s stockholders. The Company seeks to be responsive to its stockholders by engaging in dialogue and other interaction with significant stockholders, including in person meetings when appropriate.

Design of the Executive Compensation Program

The Company’s executive compensation program for the NEOs includes the following compensation elements:

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element
Annual Cash Compensation
Base Salary	• Attracts and retains executives • Provides a fixed level of compensation for NEO services rendered during the year

Annual Cash Incentive Bonus

• Provides focus on short-term and long-term performance goals that are linked to Company success and stockholder value

• Motivates and rewards NEOs to meet or exceed ROE objectives and other short-term business objectives

• Provides flexibility to the Compensation Committee to discourage excessive risk taking

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element
Long-Term Incentive Compensation
Deferred Restricted Stock Units

• Increases stock ownership among NEOs since RSUs are settled in shares of Company stock

• Aligns NEOs’ financial interests with those of Company stockholders during the NEOs’ employment since settlement of RSUs is mandatorily deferred until separation from service

• Retains NEOs through use of overlapping 5-year vesting periods and mandatory deferrals

• Provides focus on stock price and dividend yield (NEOs receive dividend equivalent payments on vested RSUs)

• Discourages excessive risk taking

Long-Term Incentive Plan

• Balances NEO external focus with internal focus on growth in book value, a primary driver of stockholder value

• Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company

• Encourages retention of NEOs through use of overlapping 5-year performance periods

• Allows NEOs to realize a portion of long-term compensation at established intervals during employment through potential LTIP cash payments

• Discourages excessive risk taking

Benefits and Perquisites
Benefit Replacement Plan

• Makes up for Internal Revenue Code limits on Company contributions to the tax-qualified profit sharing plan

• Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan

• Provides a competitive compensation element designed to attract and retain executives

Deferred Compensation

• Allows NEOs to defer receipt of all or part of their base salary and annual cash incentive bonus and excess profit sharing payments

• Provides a strong retention feature through reasonable return potential

• Provides additional current year cash flow to the Company in a cost effective manner

• Provides an attractive tax planning tool designed to attract and retain executives

Additional Benefits

• Provides supplemental coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance

• Provides a competitive compensation element designed to attract and retain NEOs

Personal Use of Company Aircraft (CEO and COO only)	• Enhances security and personal safety of the CEO and COO • Enhances productivity of the CEO and COO

Supplemental Benefits Agreement (CEO only)

• Rewards the founding CEO for long-term service to the Company (38 years, at time of entering into the agreement)

• Provides competitive retirement compensation relative to final average pay for the CEO

• Provides continued health insurance benefits and certain perquisites to the CEO after employment ends

• Provides consideration in exchange for a non-compete agreement with the CEO

Other
Director Fees (CEO & COO only)	• Compensates NEOs who are also members of the Board of Directors for responsibilities and duties that are separate and distinct from their responsibilities as an officer

Additional Design Information

Annual Cash Incentive Bonus.

Annual cash incentive compensation is designed to support the Company’s objectives by providing a financially attractive compensation program designed to attract and retain executive talent, while focusing the NEOs on Company goals that contribute to overall Company success and increase stockholder value.

In 2006, the Company adopted, and its stockholders approved, the 2007 Annual Incentive Compensation Plan. The 2007 Annual Incentive Compensation Plan is a cash-based annual bonus plan that does not provide for the payment of equity compensation. For the year ended December 31, 2012, the Compensation Committee granted new awards under this plan to the CEO, the COO, and other select NEOs. These awards were each subject to a maximum bonus value and were designed to be performance-based and tax deductible under Section 162(m) of the Internal Revenue Code. For 2012, the CEO was eligible for a maximum bonus equal to 3.375% of the Company’s pre-tax net income, or approximately $23.7 million. The COO was eligible for a maximum bonus equal to 1.375% of the Company’s pre-tax net income, or approximately $9.7 million. The other NEOs (except Mr. Ballard, who is not subject to Section 162(m) limitations) were eligible for maximum bonuses equal to 0.125% of the Company’s pre-tax net income, or approximately $877,410. The amount of the annual cash incentive bonus actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums; for 2012, the Compensation Committee exercised its discretion to award lesser amounts under the plan. For Mr. Ballard (whose bonus is not determined under the 2007 Annual Incentive Compensation Plan since his compensation is not subject to Section 162(m) limitations), the CEO recommended and reviewed with the Compensation Committee, which confirmed his recommendation, the 2012 bonus amount for Mr. Ballard. The actual bonus amounts paid for 2012 performance are described on pages 37-38.

Long-Term Incentives.    The Company’s long-term incentive program consists of an equally-weighted combination of equity compensation through awards of RSUs pursuant to the Company’s 2003 and 2012 Stock Incentive Plans, and cash compensation through awards of performance units under the LTIP. The program supports the Company’s objectives through multiple overlapping 5-year vesting cycles for RSUs and LTIP awards. These LTIP and RSU awards (as well as mandatory deferrals for RSU awards once vested) encourage the NEOs to achieve and sustain longer-term Company performance goals. The RSUs also align the NEOs’ financial interests with those of the Company’s stockholders and reward the NEOs in line with stockholders as the value of the Company’s stock increases and based on the Company’s dividend policy. Long-term incentive awards historically have not been made annually. Instead of annual grants, each type of award has generally been made twice every five years. Currently we make awards of each type every other year. Therefore, a single year’s snapshot view of the Summary Compensation Table or Grants of Plan-Based Awards table does not provide an accurate view of the role that each long-term incentive vehicle plays in our executives’ total compensation opportunities over time. It is important to view the total compensation package over time, as illustrated on page 26.

LTIP Awards. In 2009, the Company adopted, and its stockholders approved, the LTIP. The LTIP is a cash-based long-term incentive plan that does not provide for the payment of equity compensation. LTIP awards are denominated in performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are payable, to the extent earned, in cash. The performance measure for current outstanding LTIP awards is the sum of the year-to-year increase in book value, as adjusted, of Company stock during a five-year performance period. In order to fully earn the maximum value of the LTIP award, the Company’s adjusted book value per share would need to grow at a rate of 15% annually. For the LTIP performance cycle that began in 2011, this implies a target value for adjusted book value per share of $48.87 (from an opening value of $24.30), by the end of 2015. The performance units pay out in cash at the end of the performance period. New LTIP units are currently granted every other year. Awards under the LTIP are designed to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Restricted Stock Units. In 2012, stockholders approved the 2012 Stock Incentive Plan. RSU awards made in 2012 were granted under the terms of that plan. RSUs awarded to the NEOs generally cliff vest after five years, during which period they are subject to a substantial risk of forfeiture should the executive leave the Company. After vesting, payment of the RSUs is deferred (on a mandatory basis) until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Internal Revenue Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. Dividend-equivalent payments are made on vested RSUs. RSU-based compensation can be recaptured (clawed back) if a recipient breaches the non-competition provisions of the award agreement during the one-year period following separation from the Company. Grants of RSUs are currently made every other year.

Deferred Compensation.    The Company maintains the Deferred Compensation Plan for Officers, in which the NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing payments for any year. Amounts deferred accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Internal Revenue Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2012, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation table for 2012 and the associated narrative and footnotes provide information on the amounts deferred by the NEOs under the Deferred Compensation Plan for Officers in 2012, interest earned on deferred amounts in 2012, and the year-end balances of their respective accounts, if any.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increase current year cash flow for the Company.

Benefit Replacement.    The Company maintains a Benefit Replacement Plan which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Internal Revenue Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made in an annual lump sum unless deferred by the employee under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the Summary Compensation Table — All Other Compensation and the associated footnotes.

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and as such supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the CEO.    On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with Mr. Berkley. The agreement was put into place to recognize the significant contribution that Mr. Berkley has made to the Company’s past and ongoing success. The agreement was amended in December 2007 to comply with the requirements of Section 409A of the Internal Revenue Code and further amended in December 2008. In December 2011, the agreement was amended and restated effective January 1, 2012, in order to change the benefit calculation date to January 1, 2012, which ceased any further accrual of additional retirement benefits thereunder, as well as to permit future changes in the time and form of payment of retirement benefits under the agreement in accordance with Section 409A of the Internal Revenue Code. None of the material provisions of the agreement were modified by these amendments. The agreement provides Mr. Berkley (or his spouse), as described below, with the following benefits:

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An annual retirement benefit equal to the greater of $1,000,000 or 50% of Mr. Berkley’s highest average three-year compensation over the prior ten fiscal years (i.e., prior to the benefit calculation date of January 1, 2012), but not exceeding 150% of his average five-year compensation over the prior five fiscal years;

•	Continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

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Continued use of a Company plane and a car and driver for a period beginning with termination (as defined in the agreement) and ending with the latest to occur of two years following such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

•	Office accommodations and secretarial support; and

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Payment of any excise taxes imposed on the CEO under Section 4999 of the Internal Revenue Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes) should any of these benefits trigger such excise taxes in connection with a change of control.

The agreement provides that Mr. Berkley is entitled to the commencement of retirement benefits on the earliest to occur of January 2, 2014, his death, or a change of control of the Company, subject to Mr. Berkley’s ability to change the time and form of payment in accordance with Section 409A of the Internal Revenue Code. If Mr. Berkley’s employment terminates prior to the benefit commencement date, a make-up account will be credited monthly with an amount equal to one-twelfth of the annual retirement benefit plus interest. This make-up account was added to ensure Mr. Berkley’s benefit is kept whole for changes that were required under Section 409A of the Internal Revenue Code. The balance in the make-up account, if any, will be paid and the commencement of regular payments of the annual retirement benefit will begin on the benefit commencement date. Mr. Berkley is entitled to the other benefits as triggered or when he voluntarily leaves the Company.

In exchange for the benefits outlined above, the agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company. The decision to provide these benefits was made without regard to other compensation elements. Likewise, providing these benefits did not influence compensation levels in other areas. The Supplemental Benefits Agreement supports the Company’s objectives by rewarding the CEO for his long service and prior contributions to the Company’s long-term success and stockholder value. The agreement also protects the Company from potential competitive activities following the CEO’s retirement.

The retirement benefit under the agreement was implemented, in part, as a means to provide Mr. Berkley with a competitive retirement compensation relative to final average pay. Following the Compensation Committee’s decision in 2011 to freeze the amount of the retirement benefit effective as of January 1, 2012, in early 2013, the Compensation Committee reviewed the financial and other impacts of continuing to maintain the retirement benefit. The Compensation Committee also considered the potential effect of interest rate volatility, the generally increasing actuarially determined life expectancies, the potential for a make-up account payment and the desire to extinguish the Company’s liability. As a result of that review, on March 28, 2013, the Compensation Committee decided to irrevocably terminate the retirement benefit. The value of the retirement benefit will be distributed to Mr. Berkley in accordance with the terms of the agreement and Section 409A of the Internal Revenue Code.

Additional detail on this agreement is provided in the Summary Compensation Table (for the annual accrual value of the retirement benefit), the Pension Benefits table, and the description of Potential Post-Employment Payments section.

Use of Market and Peer Group Data

The Compensation Committee reviews and analyzes market data on total direct executive compensation annually. Total direct compensation (defined as base salary, annual cash incentive bonus, and the potential maximum value of long-term incentive awards) for the NEOs is compared to that paid to individuals holding comparable positions at our peer companies.

In 2012, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, including the Company’s size and market positioning relative to potential peer companies, and approved substantially the same peer group as was used in 2011. (Former peer Transatlantic Holdings Inc. was acquired by another peer — Alleghany Corporation — in March 2012 and not replaced in the peer group.)

These companies, shown below, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

•	Ace Limited

•	Alleghany Corporation

•	Allied World Assurance Holdings, AG

•	American Financial Group Inc.

•	Arch Capital Group Ltd.

•	Axis Capital Holdings Limited

•	The Chubb Corporation

•	CNA Financial Corporation

•	Everest Re Group Ltd.

•	HCC Insurance Holdings, Inc.

•	Markel Corporation

•	PartnerRe Ltd.

•	The Progressive Corporation

•	RenaissanceRe Holdings Ltd.

•	The Travelers Companies, Inc.

•	White Mountains Insurance Group Ltd.

•	XL Group plc

Market data is reviewed by the Compensation Committee, together with performance data for our peer companies, to evaluate the overall alignment of total direct compensation paid and relative performance of our peer companies. In addition, this past year the Compensation Committee also reviewed broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any element of our compensation or for our total direct compensation, our executives’ actual compensation is determined primarily by operational and financial performance, reflecting our pay for performance philosophy, as discussed further below.

Executive Compensation Decisions During the Last Year

General Approach.    The Company does not target any particular allocation for base salary, annual cash incentive bonus, or long-term incentive compensation as a percentage of total compensation. Rather, pay decisions for NEOs are based on a subjective assessment of Company performance and are designed to ensure that compensation is appropriate based on relative Company performance.

The CEO may make an initial recommendation to the Compensation Committee concerning the COO’s compensation. Other than the CEO and COO, no executive officer plays a role in determining compensation for the other NEOs. Neither the CEO nor the COO makes the final determination concerning their respective compensation.

Base Salary.    The CEO has not received a base salary increase since January 1, 2000, as base pay in excess of the current level is not deductible by the Company for income tax purposes. The Compensation Committee has periodically reviewed Mr. Berkley’s salary since then, but at his request has not sought to make any increases to it. Effective January 1, 2010, Mr. Berkley, Jr.’s salary was increased to $850,000 reflecting his promotion to President and COO of the Company; at his request it has not been increased since that time. The other NEOs received modest merit and cost-of-living adjustments to their base salaries of approximately 3% effective as of January 1, 2012.

Annual Cash Incentive Bonus.    For Mr. Ballard, the CEO recommended, and reviewed with the Compensation Committee which confirmed his recommendation, the 2012 bonus amount as shown in the Summary Compensation Table. This amount was based on a subjective assessment of improved overall Company performance (primarily ROE, which improved by more than 20% over 2011). See the discussion in “2012 Financial Overview” above for a more detailed analysis of Company performance. The CEO also evaluated Mr. Ballard’s individual accomplishments and contributions to the Company’s results, as he does for the Company’s other senior officers. However, this additional subjective evaluation is not based on any specific criteria and generally will not impact the bonus levels, either positively or negatively, except in cases of extraordinary performance. Based on the CEO’s assessment, no adjustment to the bonus amount determined based on Company performance was made based on extraordinary individual performance. Mr. Ballard’s 2012 bonus award was $400,000, a 14% increase over his 2011 award.

For the CEO, the Compensation Committee awarded, under the 2007 Annual Incentive Compensation Plan, a bonus of $6.8 million, approximately a 10% increase over the previous year’s bonus. The 10% increase in the CEO’s bonus reflects the Compensation Committee’s strong support of the CEO’s ongoing efforts and actions taken to ensure the Company’s success in future years. The amount paid was substantially less than the maximum bonus amount (3.375% of pre-tax net income) described earlier. For the COO and the other NEOs (other than the CEO and Mr. Ballard) whose bonus amounts are determined under the 2007 Annual Incentive Compensation Plan, the Compensation Committee, with input from the CEO, set bonuses in the amounts of $1.25 million for the COO and $400,000 for the other NEOs (increases of approximately 14% over prior year, in each case). The Compensation Committee approved these amounts after evaluation of the Company’s performance (both in comparison to the Company’s prior-year results, and relative to peer group and industry results), and the bonus levels relative to prior year bonus payouts. The Compensation Committee’s evaluation of Company performance was primarily focused on the Company’s improved ROE and Company performance relative to our peer companies, including, importantly, the minimized effect of catastrophe losses, low volatility of results, and successful strategies for risk mitigation and avoidance. Notably, as a result of strategies adopted by senior management, the Company’s losses related to storm Sandy were much lower, as a percentage of industry premiums, compared to most of our peers. The Compensation Committee also considered earnings per share, combined ratio, growth in book value, investment income, and consistency among members of the management team, as well as assessments of individual performance. For the CEO, Company performance was a critical factor in determining the final bonus amount. For the COO, the Compensation Committee considered the COO’s individual performance with respect to the addition of new operating units and strengthened management oversight. For the other NEOs, no adjustment to the recommended bonus amounts was made based on extraordinary individual performance. An analysis of the Company’s performance is outlined in “2012 Financial Overview” above. The bonus amounts awarded were substantially less than the potential maximums under Section 162(m) of the Internal Revenue Code.

Long-Term Incentives.

Restricted Stock Units. RSU awards have historically been made at least twice over a five-year period and cliff vest after five years. New awards were made in 2012 (the previous grants were made in 2010), in the following amounts:

Name	Number of 2012 RSUs Awarded	Grant-Date Value
Mr. Berkley	250,000	$9,250,000
Mr. Berkley, Jr.	135,000	$4,995,000
Mr. Ballard	22,500	$832,500
Mr. Lederman	22,500	$832,500
Mr. Shiel	22,500	$832,500

The award sizes for our NEOs (other than the CEO) were determined based on the CEO’s initial recommendation (and the Compensation Committee’s approval) and such amounts were deemed appropriate to provide for effective ongoing retention properties and alignment with stockholders; the 2012 award levels were set lower than the last awards granted (in 2010), in share terms. Additional detail of the RSU grants made in 2012 is found in the Grants of Plan-Based Awards table.

LTIP Awards. LTIP awards, like RSU grants, have historically been made at least twice over a five-year period and have a five-year performance period. No new LTIP awards were made in 2012. During 2012, there were two relevant ongoing LTIP award cycles. Awards were made in 2008 and 2011, covering the five year periods from 2008-2012 and 2011-2015, respectively. These awards are structured similarly: units have no value at grant, but gain in value during the subsequent five year period based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of each five-year period, the earned value of an award would be zero. The maximum award values of $250 per unit would be obtained if the Company’s adjusted book value per share increased from $19.50 to $39.51, for the 2008-2012 performance period, and from $24.30 to $48.87, for the 2011-2015 performance period, reflecting an annual target growth rate of 15%.

Payouts were made early in 2013 for the 2008 LTIP award cycle that completed at the end of 2012. The realized value was approximately 57% of the maximum possible value, resulting in payouts to the NEOs as shown in the following table:

Name	Number of Units Awarded	Maximum Potential Value	Actual Realized Value
Mr. Berkley	40,000	$10,000,000	$5,716,800
Mr. Berkley, Jr.	15,000	$3,750,000	$2,143,800
Mr. Ballard	5,000	$1,250,000	$714,600
Mr. Lederman	5,000	$1,250,000	$714,600
Mr. Shiel	5,000	$1,250,000	$714,600

Amounts earned under open LTIP cycles are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules). This includes a portion of the amount ultimately earned for the 2008-2012 performance period (with other portions disclosed as earned in prior year proxy filings).

Supplemental Benefits Agreement with the CEO.    In 2012, the Compensation Committee elected to accelerate a portion of the payments under the Supplemental Benefits Agreement that would otherwise be made to Mr. Berkley upon his retirement from the Company. This was done to cover certain Federal Insurance Contributions Act (“FICA”) tax obligations and related income tax obligations. The payments are included in the “Payments During Last Fiscal Year” column of the Pension Benefits table, and discussed in more detail there. The payments will reduce future benefit payments under the agreement.

Severance and Change of Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. However, the following agreements provide for certain benefits upon specific termination events:

•

The Supplemental Benefits Agreement, which is described in greater detail above, provides the CEO with certain benefits upon death or termination of employment to recognize his significant contributions to the Company’s success from the time he founded the Company.

•

RSUs held by the NEOs are subject to accelerated ratable vesting upon death or disability. Ratable vesting of the RSUs is intended to fairly compensate the NEOs for service to the Company through the date of their death or disability.

•

In the event of the termination of an NEO’s employment on account of his death, disability, qualified retirement, or his termination by the Company for a reason other than cause, subject to the terms and conditions of the LTIP agreements, the cash value of the LTIP awards will be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the termination occurred and paid within 90 days following such termination. This accelerated payment fairly compensates the NEOs for service to the Company through the fiscal year just prior to their termination.

Upon a change of control of the Company as described in the various plan documents:

•	Benefits under the Supplemental Benefits Agreement become payable.

•	RSUs will become fully vested and settled in full.

•

The value of all LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change of control and paid to the participant within 90 days following the last day of the performance period that ends upon the change of control.

These provisions support the Company’s compensation objectives by keeping executives focused on delivering strong results and evaluating potential change of control events from a neutral perspective. The provisions remove concerns over the possible personal impact of such events. For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Other Policies and Considerations

The Company maintains other policies related to executive compensation and governance, including the following:

•	Clawback Policy. The Compensation Committee has approved recapture provisions for certain misconduct or breach of restrictive covenants by holders of RSUs and LTIP units.

•

Stock Ownership. As described above, the Company introduced stock ownership guidelines in 2013. In particular, the CEO ownership guideline of 10 times base salary is materially higher than that used by most companies. Moreover, the CEO currently beneficially owns approximately 19% of the Company’s outstanding common stock, including pledged shares. Other NEOs also have significant beneficial ownership positions (averaging in excess of 26 times base salary) through outright common stock ownership and deferred RSU awards. The following shares count towards meeting these ownership guidelines: shares that are owned by the executive, shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust, shares underlying unvested or vested and deferred RSUs, and other unvested or vested and deferred equity awards denominated in common stock, excluding pledged shares. Covered executives have five years to come into compliance with the guidelines.

•	Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered.

•

Prohibition on Hedging. The Company’s senior officers, as well as the presidents and chief financial officers of the Company’s subsidiaries, are prohibited from hedging and other derivative transactions with respect to the Company’s common stock.

•

Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue

Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs are generally intended to qualify for deductibility under Section 162(m) of the Internal Revenue Code, including annual cash incentive bonuses and LTIPs, but not time-vested RSUs, although as noted above, time-vested RSUs are mandatorily deferred upon vesting, so tax-deductibility will often be preserved. The Compensation Committee recognizes that the use of time-vested RSUs could ultimately result in the loss of some of the income tax deductions that we would otherwise be entitled to take, but determined that this tax consideration was less important than structuring the awards in a way that serves the goals of the executive compensation program.

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers and the Supplemental Benefits Agreement with Mr. Berkley — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee

Mary C. Farrell, Chairwoman

Mark E. Brockbank

Christopher L. Augostini

April 5, 2013

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DISCUSSION OF RISK AND COMPENSATION PLANS

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

•	Multi-year equity vesting and multi-year performance periods (discussed on page 32 of this proxy statement).

•	Clawback Policy (discussed on page 40 of this proxy statement).

•	Stock Ownership Guidelines for NEOs (discussed on page 27 of this proxy statement).

•	Prohibitions on Hedging and Restrictions on Pledging of Shares Held by Executives (discussed on page 40 of this proxy statement).

•	Unsecured and Unfunded Deferred Compensation Program (discussed on page 33 of this proxy statement).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
William R. Berkley	2012	1,000,000	—		9,250,000	9,724,393	9,219,748	(4)	2,102,639	(5)(6)	31,296,780
Chairman of the Board	2011	1,000,000	—		—	8,491,788	4,922,497		783,852		15,198,137
and Chief Executive Officer	2010	1,000,000	—		7,797,000	9,276,506	5,906,790		653,345		24,633,641
W. Robert Berkley, Jr.	2012	850,000	—		4,995,000	2,533,718	—		709,741	(5)(6)	9,088,459
President and Chief	2011	850,000	—		—	2,103,254	—		382,527		3,335,781
Operating Officer	2010	850,000	—		3,898,500	2,033,990	—		337,076		7,119,566
Eugene G. Ballard	2012	590,000	400,000	(7)	832,500	365,549	—		184,787	(6)	2,372,836
Senior Vice President —	2011	572,000	350,000		—	286,473	—		77,129		1,285,602
Chief Financial Officer	2010	572,000	325,000		649,750	340,623	—		74,125		1,961,498
Ira S. Lederman	2012	590,000	—		832,500	765,549	—		184,787	(6)	2,372,836
Senior Vice President —	2011	572,000	350,000		—	286,473	—		77,129		1,285,602
General Counsel and Secretary	2010	572,000	325,000		649,750	340,623	—		72,818		1,960,191
James G. Shiel	2012	590,000	—		832,500	765,549	—		167,422	(6)	2,355,471
Senior Vice President —	2011	572,000	350,000		—	286,473	—		73,118		1,281,592
Investments	2010	572,000	325,000		649,750	318,653	—		68,548		1,933,952

(1)	Any amounts deferred, whether pursuant to a plan established under section 401(k) of the Internal Revenue Code, or otherwise, are included for the year in which earned.

(2)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of the Company’s common stock on the date of grant. The RSUs vest in one installment, generally on the fifth anniversary of the grant date, provided the recipient remains employed with the Company and/or its subsidiaries on such vesting date. If a recipient has a separation from service prior to such vesting date on account of death, disability or as determined by the Compensation Committee, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient 90 days (or, in some cases, six months) following such event. Upon a separation from service for any other reason prior to vesting, all unvested RSUs held by the recipient will expire and be forfeited. Subject generally to a minimum three-year vesting requirement on RSU awards as to the 2010 RSU grant, the Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs.

(3)	This column includes the dollar amount of bonus awards earned by Messrs. Berkley, Berkley, Jr., Lederman and Shiel for performance during 2012 under the 2007 Annual Incentive Compensation Plan of $6.8 million, $1.25 million, $400,000 and $400,000, respectively. These awards were paid in February 2013. This column also includes the dollar amounts contingently earned during 2012 with respect to awards granted to each of the NEOs prior to 2013 pursuant to the LTIP, subject to the terms and conditions of the LTIP agreements. See the Grants of Plan-Based Awards table on page 44 for additional information relating to the 2007 Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 24 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(4)	This amount represents the change in pension value under the Supplemental Benefits Agreement of $9,219,748. The 2012 change in pension values is primarily attributable to a decrease in the discount rate used to measure the present value. See pages 34-35 for additional information about the Supplemental Benefits Agreement.
(5)

This amount includes (i) Company director fees of $82,500 and 3,000 vested shares of the Company’s common stock awarded to directors on May 22, 2012, having a value of $114,990, payable to each of Messrs. Berkley and Berkley, Jr.; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Berkley ($138,840) and Mr. Berkley, Jr. ($91,015); and (iii) for Mr. Berkley only, secretarial and administrative assistant expenses of $69,023. To increase productivity and for reasons of security and personal safety, the Board of Directors has required Messrs. Berkley and Berkley, Jr., to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses. This amount does not include $2,400 paid to each of Messrs. Berkley and Berkley, Jr., representing director fees from Peyton Street Independent Financial Services Corporation (“Peyton Street”), a majority owned subsidiary, and $6,200 paid to Mr. Berkley, representing director fees from InsurBanc, a subsidiary of Peyton Street.

(6)	For Messrs. Berkley, Berkley, Jr., Ballard, Lederman and Shiel, these amounts include Company contributions to the Profit Sharing Plan of $22,500 each; premiums for term life insurance of $1,029 each; payments under the Benefit Replacement Plan of $67,500, $54,000, $30,600, $30,600 and $30,600, respectively; and dividend equivalents on vested and deferred RSUs of $1,606,257, $343,707, $130,658, $130,658 and $113,293, respectively.

(7)	This amount represents the discretionary annual cash incentive bonus paid to Mr. Ballard for 2012.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2012 (portions of which are reflected to the extent required in the Summary Compensation Table):

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Units (#)	Plan Name	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards(1) Maximum($)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
William R. Berkley			2007 Annual Incentive Compensation Plan	23,690,070
	September 26, 2012		2012 Stock Incentive Plan		250,000	9,250,000
W. Robert Berkley, Jr.			2007 Annual Incentive Compensation Plan	9,651,510
	September 26, 2012		2012 Stock Incentive Plan		135,000	4,995,000
Eugene G. Ballard	September 26, 2012		2012 Stock Incentive Plan		22,500	832,500
Ira S. Lederman			2007 Annual Incentive Compensation Plan	877,410
	September 26, 2012		2012 Stock Incentive Plan		22,500	832,500
James G. Shiel			2007 Annual Incentive Compensation Plan	877,410
	September 26, 2012		2012 Stock Incentive Plan		22,500	832,500

(1)

These amounts represented the potential maximum value of the annual bonus awards for 2012 under the 2007 Annual Incentive Compensation Plan, which was, for the CEO, 3.375% of the Company’s pre-tax net income, for the COO, 1.375% of the Company’s pre-tax net income, and for each of Messrs. Lederman and Shiel, 0.125% of the Company’s pre-tax net income. The amount of annual cash incentive bonus actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2012, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of bonus awards paid to Messrs. Berkley, Berkley, Jr., Lederman and Shiel for performance during 2012 under the 2007 Annual Incentive Compensation Plan was $6.8 million, $1.25 million, $400,000 and $400,000, respectively, and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Because of the nature of these bonus awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table.

(2)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of the Company’s common stock on the date of grant. The RSUs vest in one installment, generally on the fifth anniversary of the grant date, provided the recipient remains employed with the Company and/or its subsidiaries on such vesting date. If a recipient has a separation from service prior to such vesting date on account of death, disability or as determined by the Compensation Committee, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient 90 days (or, in some cases, six months) following such event. Upon a separation from service for any other reason prior to vesting, all unvested RSUs held by the recipient will expire and be forfeited. Subject generally to a minimum three-year vesting requirement on RSU awards as to the 2010 RSU grant, the Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs.

Outstanding Equity Awards

The following table provides information on the holdings of stock awards by the NEOs as of December 31, 2012. This table includes unvested RSUs (no NEO holds any option awards as of December 31, 2012). Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2012, which was $37.74, as reported on the NYSE.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William R. Berkley	03/02/2010	300,000	11,322,000
	09/26/2012	250,000	9,435,000
W. Robert Berkley, Jr.	03/02/2010	150,000	5,661,000
	09/26/2012	135,000	5,094,900
Eugene G. Ballard	03/02/2010	25,000	943,500
	09/26/2012	22,500	849,150
Ira S. Lederman	03/02/2010	25,000	943,500
	09/26/2012	22,500	849,150
James G. Shiel	03/02/2010	25,000	943,500
	09/26/2012	22,500	849,150

(1)

Represents RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These respective RSUs will vest in full in one installment generally on the fifth anniversary of their respective grant dates, provided the NEO remains employed by the Company on the vesting date. If an NEO separates from service prior to the vesting date on account of death, disability or as determined by the Compensation Committee, a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a change of control of the Company (as defined in the RSU agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the NEOs. Subject generally to a minimum three-year vesting requirement on RSU awards as to the 2010 RSU grant, the Compensation Committee may generally accelerate the vesting of any or all RSUs at any time.

Option Exercises and Stock (RSUs) Vested

The following table shows for the year ended December 31, 2012 information concerning the exercise of stock options by the NEOs and the pre-tax value realized upon such exercises as well as stock awards (RSUs) that vested during 2012.

OPTION EXERCISES AND STOCK VESTED IN 2012

	OPTION AWARDS		STOCK (RSU) AWARDS
Name	Number of Shares Acquired on Exercise(#)	Pre-Tax Value Realized on Exercise($)(1)	Number of Shares (RSUs) Acquired on Vesting(#)(2)	Pre-Tax Value Realized on Vesting($)
William R. Berkley	179,688	4,441,887	300,000	11,679,000
W. Robert Berkley, Jr.	102,502	2,533,849	150,000	5,839,500
Eugene G. Ballard	75,940	1,872,141	25,000	973,250
Ira S. Lederman	46,954	1,152,791	25,000	973,250
James G. Shiel	—	—	25,000	973,250

(1)	This column reflects the difference between the aggregate market value of the acquired shares on the date of exercise and the aggregate exercise price of the stock options.

(2)	Represents RSUs granted on June 17, 2008 that vested on December 17, 2012 (the receipt of which has been mandatorily deferred until the earlier of the NEO’s separation of service or a change of control, except for shares withheld to pay Medicare taxes), when the market price of the Company’s stock was $38.93 per share. For additional information regarding the deferred RSUs held by the NEOs as of December 31, 2013, see “— Nonqualified Deferred Compensation” below.

Pension Benefits

The following table shows for the year ended December 31, 2012 information relating to the pension benefits provided to Mr. Berkley under the Supplemental Benefits Agreement:

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)(2)(3)
William R. Berkley	Supplemental Benefits Agreement	—	64,315,184	1,426,148

(1)	For additional information on the key actuarial assumptions used to derive the projected benefit obligation and related retirement expenses with respect to the Supplemental Benefits Agreement (as described above on pages 34-35), refer to note 25 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(2)	During 2012, the present value of the pension payable under the Supplemental Benefits Agreement increased from $56,521,584 to $64,315,184. The increase consisted of the increase in present value of $9,219,748 offset by the amount paid in 2012 of $1,426,148 (as noted below in footnote (3) hereto).

(3)	In 2012, the Compensation Committee elected to accelerate a portion of the payments under the Supplemental Benefits Agreement that would otherwise be made to Mr. Berkley upon his retirement from the Company. This was done to cover certain FICA tax obligations and related income tax obligations. The payments will reduce future benefit payments under the Supplemental Benefits Agreement.

Mr. Berkley is entitled to the commencement of retirement benefits on the earliest to occur of January 2, 2014, his death, and a change of control of the Company. In the event retirement benefits are triggered by a change of control of the Company, Mr. Berkley will receive, in lieu of the yearly retirement benefits described above on pages 34-35, a lump sum amount equal to the actuarial present value set forth in the Pension Benefits table. If Mr. Berkley predeceases his spouse, fifty percent (50%) of such benefit will be paid annually to his spouse for the remainder of her life. Mr. Berkley may elect, within ten days of the date the annual retirement benefit begins, to receive an annual lifetime annuity benefit under a joint-and survivor annuity based on his life and the life of his spouse that is the actuarial equivalent to the payments that would otherwise have been made had no such election occurred.

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)
William R. Berkley	67,843	2,130,053
W. Robert Berkley, Jr.	—	—
Eugene G. Ballard	48,588	1,522,642
Ira S. Lederman	73,336	2,302,525
James G. Shiel	38,939	1,222,553

(1)	Such amounts are accrued, but are not secured or funded by the Company.

(2)

Does not include the following vested RSUs (the receipt of which have been mandatorily deferred until the earlier of the respective NEO’s separation of service or a change of control): Mr. Berkley — 1,265,663 RSUs; Mr. Berkley, Jr. — 292,519 RSUs; Mr. Ballard — 103,095

RSUs; Mr. Lederman — 103,095 RSUs; and Mr. Shiel — 90,258 RSUs. These RSUs are fully vested, but have been mandatorily deferred to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment since settlement of the RSUs is deferred until the NEO’s separation of service from the Company.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Internal Revenue Code). For 2012, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change of Control

Except as provided for in the CEO’s Supplemental Benefits Agreement, RSUs that ratably vest upon death or disability, and LTIP awards that become payable upon certain terminations, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs other than the CEO has employment or change of control agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change of control had occurred or if an NEO’s employment had terminated on December 31, 2012. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Mr. Berkley is the only NEO who was eligible to receive immediate retirement benefits as of December 31, 2012, which benefits are described above and quantified in the Pension Benefits table on page 46. In addition to the cash retirement benefit described above on pages 34-35, during the two-year period following his termination as defined in the agreement or, if longer, the period that Mr. Berkley performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $200,000 per annum. After his termination, Mr. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the present value of the cost to be $230,000. The estimated benefit to Mr. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change of control occurring on December 31, 2012, does not include any gross-up as provided under the agreement because Mr. Berkley would not have been subject to the excise tax under Section 4999 of the Internal Revenue Code.

The agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company.

As described in the Compensation Discussion and Analysis above, with respect to all the NEOs, and in the Pension Benefits table, with respect to Mr. Berkley, upon a change of control as described in the various plan documents:

1. Mr. Berkley will be entitled to a lump sum payment of the present value of the retirement benefit under the Supplemental Benefits Agreement, as disclosed in the Pension Benefits table above.

2. RSUs become fully vested and settled in full as of the date immediately before the date of the change of control, or such other date as determined by the Compensation Committee, but no later than the date of the change of control.

3. The value of all LTIP awards will be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the change of control occurred. The value will be paid to the participant within 90 days following the last day of the performance period that ends upon the change of control.

In addition, if one of the NEOs were to die or become disabled, his RSUs would vest pro-rata. With respect to LTIP awards, if one of the NEOs, prior to the last day of the performance period of the award, were to terminate employment due to death, disability, qualified retirement, or termination by the Company for a reason other than cause, subject to the terms and conditions of the LTIP agreements, the cash value of the LTIP awards for that NEO would be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the termination occurred and paid 90 days following the termination.

The following table provides the intrinsic value (that is, the value based upon the Company’s stock price) of RSUs that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP, upon (A) a change of control, (B) if the NEO had died or become disabled or (C) if the NEO had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2012.

POTENTIAL TERMINATION OR CHANGE OF CONTROL PAYMENTS

UNDER RSUS AND THE LTIP

Name	RSUs ($)	LTIP ($)(1)	Total ($)
William R. Berkley
Change of Control	20,757,000	5,439,641	26,196,641
Death or Disability	11,897,370	5,439,641	17,337,011
Qualified Retirement or Other than for Cause Termination	—	5,439,641	5,439,641
W. Robert Berkley, Jr.
Change of Control	10,755,900	2,183,699	12,939,599
Death or Disability	5,948,685	2,183,699	8,132,384
Qualified Retirement or Other than for Cause Termination	—	2,183,699	2,183,699
Eugene G. Ballard
Change of Control	1,792,650	679,956	2,472,606
Death or Disability	991,447	679,956	1,671,403
Qualified Retirement or Other than for Cause Termination	—	679,956	679,956
Ira S. Lederman
Change of Control	1,792,650	679,956	2,472,606
Death or Disability	991,447	679,956	1,671,403
Qualified Retirement or Other than for Cause Termination	—	679,956	679,956
James G. Shiel
Change of Control	1,792,650	679,956	2,472,606
Death or Disability	991,447	679,956	1,671,403
Qualified Retirement or Other than for Cause Termination	—	679,956	679,956

(1)	Had termination or change of control occurred on or after January 1, 2013, the LTIP value including the amount earned during 2012 would have been as follows for the identified individuals: Berkley — $8,364,165; Berkley, Jr. — $3,467,466; Ballard — $1,045,521; Lederman — $1,045,521; and Shiel — $1,045,521.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers that permits the deferral of their base salary, bonus compensation, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation table for 2012 on page 47 reports each NEO’s aggregate balance at December 31, 2012. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2012, would differ from those shown in the Non-Qualified Deferred Compensation table for 2012 to some small degree to account for such interest. Mandatorily deferred RSUs that previously vested shall be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service event.

Director Compensation

For 2012, each director received a quarterly stipend of $18,000 and a fee of $1,500 for each Board meeting attended. In addition, on May 22, 2012, pursuant to the Company’s 2009 Directors Stock Plan, each continuing director received a grant of 3,000 vested shares of the Company’s common stock. The Company’s stock retention guideline requires directors to hold such shares until such time he or she is no longer serving as a member of the Board of Directors of the Company. Members of the Audit Committee and the Compensation Committee each receive an annual stipend of $5,000, with the Chair of each such committee receiving an additional annual stipend of $30,000. Members of the Audit Committee and the Compensation Committee each also receive $1,000 for each substantive meeting attended. In accordance with the Company’s guidelines, each director, within 12 months of becoming a director, is required to own an amount of common stock of the Company equal to three times the annual stipend paid to the director.

The Company also maintains a Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within sixty days following death. For 2012, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the year ended December 31, 2012, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher L. Augostini	51,500	114,990	166,490
Ronald E. Blaylock	94,500	114,990	209,490
Mark E. Brockbank	92,000	114,990	206,990
George G. Daly	95,500	114,990	210,490
Mary C. Farrell	123,500	114,990	238,490
Rodney A. Hawes, Jr.(2)	42,000	—	42,000
Jack H. Nusbaum	82,500	114,990	197,490
Mark L. Shapiro	125,500	114,990	240,490

(1)	Represents the fair value of 3,000 shares of the Company’s common stock on May 22, 2012, the date of grant ($38.33 per share) as reported on the NYSE.

(2)	Retired, May 22, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2012, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, W. R. Berkley Corporation 2012 Stock Incentive Plan and the W. R. Berkley Corporation 2009 Directors Stock Plan. The table also includes information regarding 978,760 RSUs awarded to officers of the Company and its subsidiaries on April 4, 2003 (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	8,322,839	(1)	$27.56	(2)	9,465,230
Equity compensation plans not approved by stockholders	978,760	(3)	$12.62		—
Total	9,301,599		$25.99		9,465,230

(1)	Represents 3,375 vested options to purchase Company common stock, 4,701,120 unvested RSUs and 3,618,344 vested RSUs that have been mandatorily deferred pursuant to their terms.

(2)	The weighted-average exercise price of the outstanding options excluding outstanding RSUs is $15.17.

(3)	Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to the RSU recipients in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. These RSUs held by any recipient vested in full in one installment on April 4, 2008. In the event of a change of control of the Company (as defined in the RSU agreements) the shares of common stock underlying each RSU will be delivered to the RSU recipients. The following list sets forth the names of the executive officers of the Company who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): William R. Berkley — 455,625; W. Robert Berkley, Jr. — 33,750; Eugene G. Ballard — 33,750; Ira S. Lederman — 33,750; and James G. Shiel — 25,313; and an aggregate of 396,572 RSUs were granted to 24 other officers of the Company and its subsidiaries.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are submitting to our stockholders this advisory vote on the compensation of our NEOs, which gives stockholders another mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that our executive compensation programs are designed to create a strong competitive advantage in the market both for retaining talent and for creating long-term stockholder value. Specifically, we incentivize our executives with a non-formulaic annual bonus program, which provides the Compensation Committee with flexibility to respond to market conditions on a real-time basis and avoids creating counterproductive incentives for our executives. Additionally, RSU awards for our NEOs contain a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which promotes a long-term perspective on performance. Our LTIP program promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and have value only to the extent that the Company experiences growth in book value. Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance in the event of a termination of employment.

While the insurance underwriting cycle continued to show gradual improvement in 2012, the insurance industry continued to be very competitive. The Company performed relatively well given the economic environment and the number of natural catastrophes that had an impact on the property casualty insurance industry and the Company continued to exceed the short- and long-term performance of our peer companies on many fronts. Operationally, the Company continued to add business units and finished the year with a strong balance sheet. ROE was 12.9% based on net income, compared to an average return on equity of 12.1% at our peer companies. ROE for the Company based on pre-tax income was 17.8%. The Company’s five year average ROE based on net income was 10.9%. Net income per share was $3.56 and operating income per share was $2.61 (up

32% and 23%, respectively, over 2011). Our combined ratio (reflecting our underwriting profitability) was 97.2% and continued to outperform industry norms. Our book value per share increased 10.1% to $31.66 from $28.75. In light of these results, annual cash incentive compensation for our CEO and COO increased 9.7% and 13.6%, respectively over 2011 and the other NEOs increased 14.3% over 2011. We believe that these decisions support our goal of compensating our executives in a manner that is commensurate with the performance of the Company.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders with the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described above. The following resolution will be submitted for a stockholder vote at our 2013 Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2012 Summary Compensation Table included in the proxy statement for the 2013 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” the adoption of the resolution above approving the compensation of the Company’s NEOs.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2013. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2013 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG LLP for its professional services provided in 2012 and 2011 were as follows:

Type of Fees	2012	2011
Audit fees(1)	$7,592,500	$7,410,400
Audit-related fees(2)	190,200	226,900
Tax fees(3)	106,900	121,400
All other fees(4)	131,700	236,100

Total fees	$8,021,300	$7,994,800

(1)	Audit fees consist of fees the Company paid to KPMG LLP for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities.

(2)	Fees associated with a SAS 70 review, actuarial services and the audit of health and benefit plans.

(3)	Tax fees consist of fees for tax consultations and tax compliance services.

(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2012 were approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2012, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2012 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board of Directors in Rule 3200T. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board of Directors regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for 2012. The Audit Committee has selected, and the Board of Directors has ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Committee

Mark L. Shapiro, Chairman

Ronald E. Blaylock

George G. Daly

April 2, 2013

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS TO COME BEFORE THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies properly submitted in time for voting, the shares represented thereby will be voted as indicated therein and in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the year ended December 31, 2012.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP

AND OTHER PROPOSALS

It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 21, 2013 will be held on or about May 20, 2014. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2014 no earlier than February 20, 2014 and no later than March 22, 2014. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2013 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2014, such proposal must be received by the Secretary of the Company by December 9, 2013 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2012; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Chairman of the Board and

Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
01 W. Robert Berkley, Jr.		☐	☐	☐
02 Ronald E. Blaylock		☐	☐	☐			For	Against	Abstain
03 Mark E. Brockbank		☐	☐	☐	3	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.	☐	☐	☐
04 George G. Daly		☐	☐	☐
05 Mary C. Farrell		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
The Board of Directors recommends you vote FOR
proposals 2 and 3.		For	Against	Abstain

2     To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote.

		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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CUSIP #
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com.

0000171884_2    R1.0.0.51160

W. R. BERKLEY CORPORATION Annual Meeting of Stockholders May 21, 2013 1:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 21, 2013 at 1:00 p.m., and at any adjournment of such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side